Exhibit 99.1

Contacts:	Kraft Heinz Media Team	Anne-Marie Megela (investors)
	media@kraftheinz.com	anne-marie.megela@kraftheinz.com

KRAFT HEINZ REPORTS THIRD QUARTER 2025 RESULTS;
UPDATES FULL YEAR 2025 OUTLOOK
Third Quarter Highlights
•Net sales decreased 2.3%; Organic Net Sales(1) decreased 2.5%
•Gross profit margin decreased 230 basis points to 31.9%; Adjusted Gross Profit Margin(1) decreased 200 basis points to 32.3%
•Operating income was $1.0 billion; Adjusted Operating Income(1) was $1.1 billion, down 16.9%
•Year-to-date net cash provided by operating activities was $3.1 billion, up 10.4%; Free Cash Flow(1) was $2.5 billion, up 23.3% and Free Cash Flow Conversion(1) increased 34pp to 109%
•Year-to-date return of capital to stockholders was $1.8 billion
•Company separation remains on track to close in the second half of 2026
PITTSBURGH & CHICAGO – Oct. 29, 2025 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the third quarter of 2025.
“Our third quarter results reflect a modest year-over-year improvement in our top-line performance relative to the first half of the year,” said Carlos Abrams-Rivera, CEO of Kraft Heinz. “While the operating environment remains challenging, we’re seeing improvement driven in part by targeted investments we’re making to deliver superior and affordable products to our consumers.”
“Informed by insights from our Brand Growth System, we’re making strategic investments in marketing and R&D to strengthen our portfolio through product enhancements, more effective communication with consumers, and stronger execution. We’re funding these investments through our best-in-class levels of productivity, while at the same time generating strong cash flow, maintaining our target Net Leverage ratio, and returning capital to stockholders.”
Abrams-Rivera continued, “Looking ahead, we are on track to separate into two companies in the second half of 2026. I’m confident the separation will allow each business to better focus resources, improve execution, reduce complexity, and drive further efficiencies. As we navigate this transition, we remain focused on driving performance within our current business, and ultimately positioning both companies for long-term success.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	September 27, 2025	September 28, 2024	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$4,641	$4,826	(3.8)%	(3.8)%	0.4 pp	(4.2) pp
International Developed Markets	895	882	1.6%	(1.4)%	1.0 pp	(2.4) pp
Emerging Markets(a)	701	675	3.8%	4.7%	4.0 pp	0.7 pp
Kraft Heinz	$6,237	$6,383	(2.3)%	(2.5)%	1.0 pp	(3.5) pp
(a)    Emerging Markets represents the aggregation of our West and East Emerging Markets (“WEEM”) and Asia Emerging Markets (“AEM”) operating segments.

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	June 28, 2025	June 29, 2024	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Nine Months Ended
North America	$13,886	$14,575	(4.7)%	(4.5)%	0.4 pp	(4.9) pp
International Developed Markets	2,609	2,622	(0.5)%	(1.8)%	0.5 pp	(2.3) pp
Emerging Markets(a)	2,093	2,073	0.9%	5.4%	4.5 pp	0.9 pp
Kraft Heinz	$18,588	$19,270	(3.5)%	(3.1)%	0.8 pp	(3.9) pp
(a)    Emerging Markets represents the aggregation of our West and East Emerging Markets (“WEEM”) and Asia Emerging Markets (“AEM”) operating segments.

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended			For the Nine Months Ended
	September 27, 2025	September 28, 2024	% Chg vs PY	September 27, 2025	September 28, 2024	% Chg vs PY
Gross profit	$1,990	$2,186	(9.0)%	$6,237	$6,723	(7.2)%
Operating income/(loss)	1,025	(101)	1,114.9%	(5,753)	1,723	(433.9)%
Net income/(loss)	613	(290)	311.4%	(6,496)	614	(1,158.0)%
Net income/(loss) attributable to common shareholders	615	(290)	312.1%	(6,497)	613	(1,159.9)%
Diluted EPS	$0.52	$(0.24)	316.7%	$(5.47)	$0.50	(1,194.0)%

Adjusted EPS(1)	0.61	0.75	(18.7)%	1.92	2.22	(13.5)%
Adjusted Operating Income(1)	$1,106	$1,330	(16.9)%	$3,581	$3,975	(9.9)%

Q3 2025 Financial Summary
•Net sales decreased 2.3 percent versus the year-ago period to $6.2 billion, including a 0.2 percentage point favorable impact from foreign currency. Organic Net Sales(1) decreased 2.5 percent versus the prior year period. Price increased 1.0 percentage point versus the prior year period, with increases in each reportable segment that were largely driven by higher pricing that was taken in certain categories to mitigate higher input costs, primarily in coffee. Volume/mix declined 3.5 percentage points versus the prior year period, with declines in the North America and International Developed Markets segments, partially offset by volume/mix growth in the Emerging Markets segment. Unfavorable volume/mix was primarily driven by declines in coffee, cold cuts, frozen snacks, certain condiments, and Indonesia.
•Operating Income increased 1,114.9 percent versus the year-ago period to $1.0 billion, primarily driven by non-cash impairment losses of $1.4 billion in the prior year. Adjusted Operating Income(1) decreased 16.9 percent versus the year-ago period to $1.1 billion, primarily driven by inflationary pressures in commodity and manufacturing costs that outpaced our efficiency initiatives, unfavorable volume/mix, and increased selling, general and administrative expenses, primarily due to increased advertising. These impacts were partially offset by higher pricing and a favorable impact from foreign currency (0.1 pp).
•Diluted EPS increased 316.7 percent versus the prior year period to $0.52, primarily driven by non-cash impairment losses in the prior year. Adjusted EPS(1) was $0.61, down 18.7 percent versus the prior year period, primarily driven by lower Adjusted Operating Income, higher taxes on adjusted earnings largely due to changes made to our corporate entity structure in December 2024, and higher interest expense. These factors were partially offset by favorable changes in other expense/(income) and fewer shares outstanding.
•Net cash provided by/(used for) operating activities was $3.1 billion, up 10.4 percent versus the year-ago period. This increase was primarily driven by improvements in working capital, predominantly within inventory and accounts payable, as well as lower cash outflows from variable compensation in the 2025 period compared to the 2024 period. These impacts were partially offset by lower Adjusted Operating Income. Free Cash Flow(1) was $2.5 billion, up 23.3 percent versus the prior year period, driven by the same net cash provided by/(used for) operating activities discussed above and a decrease in capital expenditures in the current year.
•Capital Return: Year to date, the Company paid $1.4 billion in cash dividends and repurchased $435 million of common stock. Of the $435 million in share repurchases, approximately $400 million were repurchased under the Company’s publicly announced share repurchase program. The Company has remaining authorization to repurchase approximately $1.5 billion of common stock under the publicly announced share repurchase program as of Sept. 27, 2025.

Strategic Transactions
On Sept. 2, 2025, the Company announced the Board of Directors had approved a plan to separate the Company into two independent, publicly traded companies through a tax-free spin-off. The two resulting companies, whose names will be determined at a later date, are referred to as:
•“Global Taste Elevation Co.,” a global leader in Taste Elevation and shelf-stable meals with three billion-dollar brands including Heinz, Philadelphia, and Kraft Mac & Cheese.
•“North American Grocery Co.,” a scaled portfolio of North America staples with three billion-dollar brands including Oscar Mayer, Kraft Singles, and Lunchables.
The separation is designed to maximize Kraft Heinz’s capabilities and brands while reducing complexity, allowing both new companies to more effectively deploy resources toward their distinct strategic priorities. This focus will enable stronger performance while preserving the scale to compete and win in today’s environment.
Given the planned separation and the Company's commitment to set both entities up for success, management will continue investing while ensuring Net Leverage stays near 3.0x. Consistent with its capital allocation priorities, the Company will actively consider deploying excess cash to pay down debt before completion of the separation.
Kraft Heinz expects the transaction to close in the second half of 2026. The transaction will follow the satisfaction of customary conditions, including final approval by the Kraft Heinz Board of Directors, receipt of a tax opinion related to the tax-free nature of the separation, and effectiveness of appropriate filings with the U.S. Securities and Exchange Commission. For further information, please refer to the Company’s news release and business update presentation dated Sept. 2, 2025, which can be found at ir.kraftheinzcompany.com.
Outlook
For fiscal year 2025, the Company is updating its outlook. The Company now expects:
•Organic Net Sales(1)(2) down 3.0 to down 3.5 percent versus the prior year, compared to the previous expectation of down 1.5 to down 3.5 percent. This contemplates slower growth in Emerging Markets, driven by continued declines in Indonesia and pressure in U.S. Retail.
•Constant Currency Adjusted Operating Income(1)(2) down 10 to down 12 percent versus the prior year, compared to the previous expectation of down 5 to down 10 percent. This also contemplates an Adjusted Gross Profit Margin(1)(2) that is now expected to be down approximately 100 basis points versus the prior year.

•Adjusted EPS(1)(2) in the range of $2.50 to $2.57, compared to the previous expected range of $2.51 to $2.67. The Company continues to expect an effective tax rate on Adjusted EPS to be approximately 26 percent, which reflects an approximate $0.23 headwind year over year. This increase in the effective tax rate is primarily driven by the impact of several countries enacting global minimum tax regulations. It is partially offset by the annual go-forward benefit related to the transfer of certain business operations completed in the fourth quarter of 2024. Additionally, the Company expects interest expense to be approximately $950 million and other expense/(income) to be approximately ($250) million for the full year.
•Free Cash Flow(1)(2) to increase versus the prior year, with Free Cash Flow Conversion(1)(2) of at least 100 percent, compared to the previous expectation of at least 95 percent. This is driven by working capital efficiencies and lower cash outflows for variable compensation, partially offset by a higher cash tax primarily driven by the impact of several countries enacting global minimum tax regulations.
End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Free Cash Flow Conversion, and Net Leverage are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Constant Currency Adjusted Operating Income, Adjusted EPS, Free Cash Flow, and Free Cash Flow Conversion is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, separation costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's third quarter 2025 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question-and-answer session beginning today at 9:00 a.m. Eastern Daylight Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2024 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “commit,” “continue,” “expect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to effect the proposed separation of Kraft Heinz into two independent publicly traded companies and to meet the conditions related thereto, including obtaining applicable regulatory approvals within the anticipated time period or at all; negative effects of the announcement pendency of the separation on the market price of the Company’s securities and/or on the Company’s financial performance; uncertainty of the financial performance of the separated companies following completion of the separation; the ability of the separated companies to each succeed as a standalone publicly traded company; the possibility that the separation will not achieve its intended benefits; the possibility of disruption, including changes to existing business relationships, disputes, litigation or unanticipated costs in connection with the separation; the impact of the separation on the Company’s businesses and the risk that the separation may be more difficult, time-consuming or costly than expected, including the impact on the Company’s resources, systems, procedures and controls and diversion or management’s attention and the impact and possible disruption of existing relationships with regulators, customers, suppliers, employees and other business counterparties; the ability to achieve anticipated capital structures in connection with the separation, including the future availability of credit and factors that may affect such availability; the ability to achieve anticipated credit ratings in connection with the separation; the ability to achieve anticipated tax treatments in connection with the separation and future, if any, divestitures, mergers, acquisitions and other portfolio changes and the impact of changes in relevant tax and other laws and regulations; the uncertainty of obtaining regulatory approvals in connection with the separation; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company's largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the impact of the Company’s share repurchases or any change in the Company’s share repurchase activity; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts, unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where the Company does business (including inflationary pressures, the imposition of increased or new tariffs, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company's management team or other key personnel and the Company's ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (“SEC”). The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.
We use our investor relations website, ir.kraftheinzcompany.com, as a routine channel for distribution of important, and often material, information about Kraft Heinz, including quarterly and annual earnings results and presentations, press releases and other announcements, webcasts, analyst presentations, investor days, sustainability initiatives, financial information, and corporate governance practices, as well as archives of past presentations and events. We encourage you to follow our investor relations website in addition to our filings with the SEC to receive timely information about the Company. The information on our website is not part of this press release and shall not be deemed to be incorporated by reference into any filings we make with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), Adjusted EPS, Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), operating income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide measures of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as operating income/(loss) excluding, when they occur, the impacts of restructuring activities, deal costs, separation costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and certain non-ordinary course legal and regulatory matters. The Company also presents Adjusted Operating Income on a constant currency basis (Constant Currency Adjusted Operating Income). The Company calculates the impact of currency on Adjusted Operating Income by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, separation costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA. Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, separation costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities).
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

				Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$6,237	$6,383	$18,588	$19,270
Cost of products sold	4,247	4,197	12,351	12,547
Gross profit	1,990	2,186	6,237	6,723
Selling, general and administrative expenses, excluding impairment losses	930	859	2,689	2,718
Goodwill impairment losses	35	707	6,729	1,561
Intangible asset impairment losses	—	721	2,572	721
Selling, general and administrative expenses	965	2,287	11,990	5,000
Operating income/(loss)	1,025	(101)	(5,753)	1,723
Interest expense	240	230	709	685
Other expense/(income)	(22)	(48)	(120)	(56)
Income/(loss) before income taxes	807	(283)	(6,342)	1,094
Provision for/(benefit from) income taxes	194	7	154	480
Net income/(loss)	613	(290)	(6,496)	614
Net income/(loss) attributable to noncontrolling interest	(2)	—	1	1
Net income/(loss) attributable to common shareholders	$615	$(290)	$(6,497)	$613

Basic shares outstanding	1,184	1,210	1,188	1,212
Diluted shares outstanding	1,186	1,210	1,188	1,217

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.52	$(0.24)	$(5.47)	$0.51
Diluted earnings/(loss) per share	0.52	(0.24)	(5.47)	0.50

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
September 27, 2025
North America	$4,641	$(4)	$—	$4,645
International Developed Markets	895	26	—	869
Emerging Markets	701	14	—	687
Kraft Heinz	$6,237	$36	$—	$6,201

September 28, 2024
North America	$4,826	$—	$—	$4,826
International Developed Markets	882	—	—	882
Emerging Markets	675	20	—	655
Kraft Heinz	$6,383	$20	$—	$6,363

Year-over-year growth rates
North America	(3.8)%	0.0 pp	0.0 pp	(3.8)%	0.4 pp	(4.2) pp
International Developed Markets	1.6%	3.0 pp	0.0 pp	(1.4)%	1.0 pp	(2.4) pp
Emerging Markets	3.8%	(0.9) pp	0.0 pp	4.7%	4.0 pp	0.7 pp
Kraft Heinz	(2.3)%	0.2 pp	0.0 pp	(2.5)%	1.0 pp	(3.5) pp

					Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Nine Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
September 27, 2025
North America	$13,886	$(35)	$—	$13,921
International Developed Markets	2,609	34	—	2,575
Emerging Markets	2,093	(23)	—	2,116
Kraft Heinz	$18,588	$(24)	$—	$18,612

September 28, 2024
North America	$14,575	$—	$—	$14,575
International Developed Markets	2,622	—	—	2,622
Emerging Markets	2,073	56	10	2,007
Kraft Heinz	$19,270	$56	$10	$19,204

Year-over-year growth rates
North America	(4.7)%	(0.2) pp	0.0 pp	(4.5)%	0.4 pp	(4.9) pp
International Developed Markets	(0.5)%	1.3 pp	0.0 pp	(1.8)%	0.5 pp	(2.3) pp
Emerging Markets	0.9%	(4.0) pp	(0.5) pp	5.4%	4.5 pp	0.9 pp
Kraft Heinz	(3.5)%	(0.4) pp	0.0 pp	(3.1)%	0.8 pp	(3.9) pp

				Schedule 4
The Kraft Heinz Company Reconciliation of Operating Income/(Loss) to Adjusted Operating Income (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Operating income/(loss)	$1,025	$(101)	$(5,753)	$1,723
Restructuring activities	6	—	10	—
Unrealized losses/(gains) on commodity hedges	23	3	6	(30)
Impairment losses	35	1,428	9,301	2,282
Separation costs	17	—	17	—
Adjusted Operating Income	$1,106	$1,330	$3,581	$3,975

Segment Adjusted Operating Income:
North America	$1,018	$1,237	$3,292	$3,793
International Developed Markets	130	135	393	397
Total Segment Adjusted Operating Income	1,148	1,372	3,685	4,190
Emerging Markets Segment Adjusted Operating Income(a)	79	84	278	232
General corporate expenses	(121)	(126)	(382)	(447)
Adjusted Operating Income	$1,106	$1,330	$3,581	$3,975
(a) Segment Adjusted Operating Income for Emerging Markets, which represents the combination of our WEEM and AEM operating segments, is defined and presented consistently with the Segment Adjusted Operating Income of our reportable segments - North America and International Developed Markets.

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
September 27, 2025
North America	$1,018	$(1)	$1,019
International Developed Markets	130	5	125
Emerging Markets	79	3	76
General corporate expenses	(121)	(3)	(118)
Kraft Heinz	$1,106	$4	$1,102

September 28, 2024
North America	$1,237	$—	$1,237
International Developed Markets	135	—	135
Emerging Markets	84	4	80
General corporate expenses	(126)	—	(126)
Kraft Heinz	$1,330	$4	$1,326

Year-over-year growth rates
North America	(17.8)%	(0.1) pp	(17.7)%
International Developed Markets	(3.5)%	4.1 pp	(7.6)%
Emerging Markets	(6.5)%	(1.8) pp	(4.7)%
General corporate expenses	(4.4)%	2.1 pp	(6.5)%
Kraft Heinz	(16.9)%	0.1 pp	(17.0)%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Nine Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
September 27, 2025
North America	$3,292	$(6)	$3,298
International Developed Markets	393	11	382
Emerging Markets	278	2	276
General corporate expenses	(382)	(4)	(378)
Kraft Heinz	$3,581	$3	$3,578

September 28, 2024
North America	$3,793	$—	$3,793
International Developed Markets	397	—	397
Emerging Markets	232	11	221
General corporate expenses	(447)	—	(447)
Kraft Heinz	$3,975	$11	$3,964

Year-over-year growth rates
North America	(13.2)%	(0.1) pp	(13.1)%
International	(1.0)%	2.8 pp	(3.8)%
Emerging Markets	19.6%	(4.9) pp	24.5%
General corporate expenses	(14.8)%	0.7 pp	(15.5)%
Kraft Heinz	(9.9)%	(0.1) pp	(9.8)%

										Schedule 7
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	September 27, 2025
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$1,990	$965	$1,025	$240	$(22)	$807	$194	$613	$(2)	$615	$0.52
Items Affecting Comparability
Restructuring activities	2	(4)	6	—	2	4	5	(1)	—	(1)	—
Unrealized losses/(gains) on commodity hedges	23	—	23	—	—	23	5	18	—	18	0.02
Impairment losses	—	(35)	35	—	—	35	—	35	—	35	0.03
Separation costs	—	(17)	17	—	—	17	4	13	—	13	0.01
Losses/(gains) on sale of business	—	—	—	—	(44)	44	—	44	—	44	0.04
Nonmonetary currency devaluation	—	—	—	—	(5)	5	—	5	—	5	—
Certain significant discrete income tax items	—	—	—	—	—	—	6	(6)	—	(6)	(0.01)
Adjusted Non-GAAP Results	$2,015		$1,106					$721			$0.61

										Schedule 8
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	September 28, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,186	$2,287	$(101)	$230	$(48)	$(283)	$7	$(290)	$—	$(290)	$(0.24)
Items Affecting Comparability
Restructuring activities	—	—	—	—	7	(7)	(2)	(5)	—	(5)	—
Unrealized losses/(gains) on commodity hedges	3	—	3	—	—	3	1	2	—	2	—
Impairment losses	—	(1,428)	1,428	—	—	1,428	229	1,199	—	1,199	0.99
Losses/(gains) on sale of business	—	—	—	—	—	—	(4)	4	—	4	—
Nonmonetary currency devaluation	—	—	—	—	(3)	3	—	3	—	3	—
Adjusted Non-GAAP Results	$2,189		$1,330					$913			$0.75

										Schedule 9
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Nine Months Ended
	September 27, 2025
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$6,237	$11,990	$(5,753)	$709	$(120)	$(6,342)	$154	$(6,496)	$1	$(6,497)	$(5.47)
Items Affecting Comparability
Restructuring activities	1	(9)	10	—	(8)	18	9	9	—	9	0.01
Unrealized losses/(gains) on commodity hedges	6	—	6	—	—	6	1	5	—	5	—
Impairment losses	—	(9,301)	9,301	—	—	9,301	626	8,675	—	8,675	7.30
Separation costs	—	(17)	17	—	—	17	4	13	—	13	0.01
Losses/(gains) on sale of business	—	—	—	—	(44)	44	—	44	—	44	0.04
Nonmonetary currency devaluation	—	—	—	—	(26)	26	—	26	—	26	0.02
Certain significant discrete income tax items	—	—	—	—	—	—	(10)	10	—	10	0.01
Adjusted Non-GAAP Results	$6,244		$3,581					$2,286			$1.92

										Schedule 10
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Nine Months Ended
	September 28, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$6,723	$5,000	$1,723	$685	$(56)	$1,094	$480	$614	$1	$613	$0.50
Items Affecting Comparability
Restructuring activities	2	2	—	—	8	(8)	(2)	(6)	—	(6)	—
Unrealized losses/(gains) on commodity hedges	(30)	—	(30)	—	—	(30)	(8)	(22)	—	(22)	(0.02)
Impairment losses	—	(2,282)	2,282	—	—	2,282	229	2,053	—	2,053	1.69
Losses/(gains) on sale of business	—	—	—	—	(78)	78	21	57	—	57	0.05
Nonmonetary currency devaluation	—	—	—	—	(7)	7	—	7	—	7	—
Adjusted Non-GAAP Results	$6,695		$3,975					$2,703			$2.22

			Schedule 11
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Adjusted Gross Profit	$2,015	$2,189	$6,244	$6,695
Net sales	6,237	6,383	18,588	19,270

Adjusted Gross Profit Margin	32.3%	34.3%	33.6%	34.7%

		Schedule 12
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	September 27, 2025	September 28, 2024	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.73	$0.87	$(0.14)
Interest expense	(0.16)	(0.15)	(0.01)
Other expense/(income)	0.05	0.03	0.02
Effective tax rate	(0.02)	—	(0.02)
Effect of share repurchases	0.01	—	0.01
Adjusted EPS	$0.61	$0.75	$(0.14)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended September 27, 2025 and September 28, 2024.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended September 27, 2025 and September 28, 2024.

		Schedule 13
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Nine Months Ended
	September 27, 2025	September 28, 2024	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$2.32	$2.58	$(0.26)
Interest expense	(0.46)	(0.45)	(0.01)
Other expense/(income)	0.13	0.09	0.04
Effective tax rate	(0.11)	—	(0.11)
Effect of share repurchases	0.04	—	0.04
Adjusted EPS	$1.92	$2.22	$(0.30)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.12 for the nine months ended September 27, 2025 and September 28, 2024.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.03 for the nine months ended September 27, 2025 and September 28, 2024.

	Schedule 14
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	September 27, 2025	December 28, 2024
ASSETS
Cash and cash equivalents	$2,114	$1,334
Trade receivables, net	2,255	2,147
Inventories	3,530	3,376
Prepaid expenses	281	215
Marketable securities	1,020	—
Other current assets	640	583
Assets held for sale	148	—
Total current assets	9,988	7,655
Property, plant and equipment, net	7,144	7,152
Goodwill	22,167	28,673
Intangible assets, net	37,545	40,099
Other non-current assets	4,851	4,708
TOTAL ASSETS	$81,695	$88,287
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$—	$—
Current portion of long-term debt	1,905	654
Accounts payable	4,582	4,188
Accrued marketing	711	697
Interest payable	283	263
Other current liabilities	1,371	1,451
Liabilities held for sale	11	—
Total current liabilities	8,863	7,253
Long-term debt	19,287	19,215
Deferred income taxes	9,103	9,679
Accrued postemployment costs	136	135
Long-term deferred income	1,331	1,374
Other non-current liabilities	1,396	1,306
TOTAL LIABILITIES	40,116	38,962
Redeemable noncontrolling interest	7	6
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	51,738	52,135
Retained earnings/(deficit)	(5,280)	2,171
Accumulated other comprehensive income/(losses)	(2,384)	(2,915)
Treasury stock, at cost	(2,636)	(2,218)
Total shareholders' equity	41,450	49,185
Noncontrolling interest	122	134
TOTAL EQUITY	41,572	49,319
TOTAL LIABILITIES AND EQUITY	$81,695	$88,287

	Schedule 15
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Nine Months Ended
	September 27, 2025	September 28, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(6,496)	$614
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	717	714
Divestiture-related license income	(39)	(41)
Equity award compensation expense	70	83
Deferred income tax provision/(benefit)	(488)	(277)
Postemployment benefit plan contributions	(11)	16
Goodwill and intangible asset impairment losses	9,301	2,282
Nonmonetary currency devaluation	26	7
Loss/(gain) on sale of business	44	78
Other items, net	13	(45)
Changes in current assets and liabilities:
Trade receivables	(53)	(83)
Inventories	(205)	(392)
Accounts payable	312	48
Other current assets	(188)	(129)
Other current liabilities	83	(79)
Net cash provided by/(used for) operating activities	3,086	2,796
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(596)	(777)
Purchases of marketable securities	(1,358)	—
Proceeds from sale of marketable securities	354	—
Proceeds from sale of business, net of cash disposed and working capital adjustments	9	5
Payments to acquire intangible assets	—	(140)
Other investing activities, net	(19)	63
Net cash provided by/(used for) investing activities	(1,610)	(849)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(677)	(607)
Proceeds from issuance of long-term debt	1,620	594
Dividends paid	(1,424)	(1,452)
Repurchases of common stock	(435)	(538)
Other financing activities, net	153	(43)
Net cash provided by/(used for) financing activities	(763)	(2,046)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	52	(17)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	765	(116)
Balance at beginning of period	1,486	1,404
Balance at end of period	$2,251	$1,288

	Schedule 16
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Nine Months Ended
	September 27, 2025	September 28, 2024
Net cash provided by/(used for) operating activities	$3,086	$2,796
Capital expenditures	(596)	(777)
Free Cash Flow	$2,490	$2,019

Adjusted Net Income/(Loss)	$2,286	$2,703
Free Cash Flow Conversion	109%	75%